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Target Corporation
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Expect More. Pay Less. Winning Strategy... Powerful Brand... Proven Results.

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of EPS growth, and statements regarding market share growth and credit card write-offs. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company's actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the company's Form 10-K for the fiscal year ended January 31, 2009. Forward looking statements

Agenda Target’s Performance and Strategic Priorities Target’s Corporate Governance and Board of Directors Pershing Square’s Proxy Fight Concluding Remarks Appendix A: Further Background on Target’s Board of Directors Appendix B: Target’s Unique Brand Positioning and Value Proposition

Target’s Performance and Strategic Priorities

Target today1 1 Source: Target fiscal year end 31-January-2009 10-K filing, unless otherwise indicated. 2 As of 30-April-2009. 3 Earnings before interest expense and income taxes of $4.4bn, plus depreciation and amortization of $1.8bn. 4 As of 30-April-2009. $41.26 per share * 752.7mm shares outstanding per fiscal year end 31-January-2009 10-K filing. Offers credit to qualified guests through branded (Target Visa, Target Card) proprietary credit cards Credit Card Segment 20%: Apparel and accessories 21%: Home furnishings and decor 22%: Electronics, entertainment, sporting goods and toys 22%: Health and Household essentials 15%: Food Merchandise Categories (% of sales) $65bn of revenue in FY2008 $6.2bn of EBITDA3 in FY 2008 $31 billion market capitalization4 Total Company Financials 1,699 large-format general merchandise and food discount stores in 49 states2 Over 200 million retail square feet 34 distribution centers Integrated online business (Target.com) Ranked 4th in unique visits among retail websites in 2008 Approximately 350,000 employees Retail Segment

Target's Board and management have consistently delivered outstanding financial results and shareholder value Proven track record of growth in stores, revenues and profitability Responsible stewards of shareholder capital Total return to shareholders in the top quartile for the peer group Well positioned in any economic environment Forward-looking, dynamic and differentiated strategy Experienced management team with demonstrated ability to execute Strong balance sheet and credit ratings Continued commitment to core vision, mission and values "Expect More. Pay Less." brand promise Continuous pipeline of new initiatives focused on profitable market share growth Unique combination of innovation and superior execution

Building a strong company Store Base Total Revenues ($ in millions) 7.1% CAGR 10.9% CAGR Source: Public filings Note: All figures from continuing operations 1,225 1,308 1,397 1,488 1,591 1,682 851 912 977 1,053 1,147 0 200 400 600 800 1000 1200 1400 1600 1800 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 $42,025 $46,839 $52,620 $59,490 $63,367 $64,948 $23,008 $26,529 $29,740 $33,021 $37,410 $0 $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000

Building a profitable company ($ in millions, except for per share data) Total EBITDA and Margin Diluted EPS 13.8% CAGR 14.2% CAGR Source: Public filings Note: All figures from continuing operations $4,257 $5,732 $6,565 $6,931 $6,228 $1,710 $2,374 $2,660 $3,778 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 EBITDA EBITDA Margin 7.4% 8.9% 8.9% 9.3% 10.1% 10.1% 10.4% 10.9% 11.0% 10.9% 9.6% 0.0% 5.0% 10.0% 15.0% $3,066 $4,860 $1.76 $2.07 $2.71 $2.86 $3.33 $3.21 $0.76 $0.88 $1.06 $1.21 $1.51 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08

Creating value for our shareholders Total Shareholder Return Source: Bloomberg Ten Years Ended 31-December-2007 (50)% 0% 50% 100% 150% 200% 250% 300% N.M. (3)% 11% 27% 48% 50% 78% 128% 156% 163% 164% 169% 218% 224% 293% 1,232% Sears Holdings JCPenney Safeway Macy's Kroger Home Depot S&P 500 SuperValu Walgreen Wal-Mart CVS Kohl's Target Costco Lowe's Best Buy 350%

A strong combination of profitability and expected growth 5-Yr Projected EPS Growth2 Last Twelve Months EBITDA Margin1 Source: Public filings 1 As of latest publicly announced quarter as of 01-May-2009. 2 IBES consensus estimates as of 01-May-2009. 3.4% 3.5% 5.1% 5.4% 5.7% 6.8% 8.4% 8.6% 8.7% 9.6% 10.8% 11.0% 12.7% 7.3% 6.9% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% Sears Costco Kroger Co Supervalu Best Buy Safeway Walgreen Wal-Mart CVS Home Depot JCPenney Target Macy's Lowe's Kohls Corp 6.0% 9.0% 11.0% 11.0% 11.0% 12.0% 13.0% 13.0% 13.0% 14.0% 14.0% 14.0% 9.0% 9.5% 10.0% 0.0% 5.0% 10.0% 15.0% Supervalu Kroger Co Sears Safeway Home Depot Wal-Mart JCPenney Macy's Lowe's Walgreen Costco Best Buy Kohls Corp CVS Target

Well positioned in any economic environment Total Shareholder Return Source: Bloomberg Target’s share price performance in the past sixteen months has been down, but Target’s total shareholder return remains better than most industry peers Sixteen Months Ended 30-April-2009 (54)% (45)% (41)% (39)% (39)% (29)% (27)% (25)% (19)% (18)% (16)% (16)% (3)% (1)% 2% 8% -65% -55% -45% -35% -25% -15% -5% 5% 15% SuperValu Macy's Safeway S&P 500 Sears Holdings Costco JCPenney Best Buy CVS Kroger Walgreen Target Lowe's Kohl's Home Depot Wal-Mart

Well positioned in any economic environment Total Shareholder Return1 Source: Bloomberg Note: Permission to use quotes was neither sought nor granted Year-to-date 7-May-2009. Target remains focused on successful execution of its strategy to generate shareholder value over time “ ...Target’s retail and credit businesses are at a positive inflection point.” – William Blair & Company, 17-April-2009 2009 (18)% (17)% (12)% (11)% (5)% 1% 11% 13% 15% 22% 24% 24% 25% 40% 49% 56% -25% -15% -5% 5% 15% 25% 35% 45% 55% 65% Kroger Safeway Costco Wal-Mart Lowe's S&P 500 CVS Home Depot SuperValu Kohl's Walgreen Target Macy's Best Buy Sears Holdings JCPenney

Given Target’s growth profile, maintaining our strong investment grade credit ratings is strategically important. BBB- BBB BBB+ A- A A+ AA- AA Costco Wal-Mart Best Buy, Kroger Safeway BB+ Lowe’s, Walgreens CVS, Home Depot, Kohl’s BB BB- Sears, SuperValu “Target’s strong liquidity continues as a credit positive, and provides support for the current ratings.” - Moody’s Investors Services, 10-Mar-2009 “Target’s credit ratings are among the highest in retail, which is a critical advantage in an environment of tighter access to credit.” - Deutsche Bank, 24-Oct-2008 Note: Permission to use quotes was neither sought nor granted. JCPenney, Macy’s Note: As of 30-April-2009.

Recent financial community sentiment “We believe management is taking credible actions to manage its business through the current challenging environment.” - William Blair and Company, 20-February-2009 “We maintain that Target is one of the best retailers in the American landscape. The retail consolidation will generate up-for-grabs sales over the next year and Target will be a market share gainer in that environment.” - Deutsche Bank, 08-April-2009 “ World-class retailer with an innovative and fashionable merchandise niche unmatched in the discount segment.” - Moody’s Investor Service, 10-Mar-2009 Note: Permission to use quotes was neither sought nor granted.

VISION To be the Best Company Ever for our guests, team members, shareholders and communities MISSION To make Target the preferred shopping destination for our guests by delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise VALUES Be Fast, Fun & Friendly Foster an Inclusive Culture Pursue Leadership Excellence Embrace Speed is Life Advance our Reputation STRATEGIC PRIORITIES Growth Drivers Gross Margin & Profitability Expense, Productivity & Capital Superior Experience Organizational Effectiveness Reputation Management Our vision, mission, values and strategic priorities Key Initiatives

Target’s Corporate Governance and Board of Directors

Target has embraced strong corporate governance practices for decades “We believe the board should be the dominant force propelling the company toward the realization of its opportunities and the fulfillment of its obligations...While the board should rightfully expect management to provide leadership, it is the duty of the board to stimulate, to give direction, appraise and, if necessary, change management...As such, we believe that the board of directors should be an active and aggressive force in building, not just protecting, the interests of the shareholder.” - Donald C. Dayton, 6-May-1968 “We have long believed that a strong board of directors makes a strong management even stronger.” - Kenneth N. Dayton, 3-May-1983 Note: Permission to use quotes was neither sought nor granted. A longstanding commitment that is a legacy of the company’s founders A commitment to regularly refresh its Board with new members Term limits Mandatory retirement age A requirement that any director whose principal employment substantially changes submit an offer of resignation for consideration by the board A post-retirement term limit A preponderance of independent board members Audit Committee comprised exclusively of financial experts Regular meetings of independent directors in executive session without management Key Elements of Board Governance

Institutional Investor – 2009 America’s Most Shareholder-Friendly Company America’s Most Admired Companies – Fortune magazine – 2006, 2007, 2008, 2009 100 Best Corporate Citizens – Corporate Responsibility Officer magazine - 2008 World’s Most Ethical Companies – Ethisphere magazine – 2007, 2008, 2009 “We have immense respect for Target’s management team which we believe is one of the best in all of retail.” - Credit Suisse, 22-April-2009 “Target’s merchandising prowess is among the best of any retailer in our consumer coverage list, and the company remains one of our top long-term investment recommendations.” - William Blair & Company, 3-Jun-2008 Award Winning Investment Community Recognition Target’s strong governance and commitment to excellence have been widely recognized. “This is a company we have a very high regard for. This is a management team we have high regard for. These are individuals on the Board who are outstanding executives in their particular area” - Bill Ackman, Bloomberg TV News, 16-March-2009 “We view Target’s management as the best in the Retail Industry.” - Pershing Square REIT presentation, 29-Oct-2008 Note: Permission to use quotes was neither sought nor granted.

July 2004 Completed sale of Marshall Field’s for $3.2 billion in cash January 2000 Name change to Target Corporation May 2008 Sold undivided interest in credit card receivables to JP Morgan Chase for $3.6 billion in cash September 2004 Completed sale of Mervyn’s for $1.7 billion in cash November 2007 Announced $10 billion share repurchase program, replacing prior authorization Recent Actions Our board has a history of listening to shareholder ideas and concerns and taking action when appropriate “We appreciate management’s willingness to listen to and evaluate ideas proposed by shareholders.” -- Pershing Square REIT presentation 29-Oct-2008 Note: Permission to use quotes was neither sought nor granted.

Our Board members represent an array of substantial experience and senior leadership All of our independent directors were chosen after a comprehensive search and a thorough vetting process Diverse backgrounds and talents Extensive, successful track records in highly relevant positions with well-respected organizations Board composition balances fresh perspectives of new members with continuity from more experienced members 6 out of 12 Board members have been added since 2002, with 3 of these added since 2007 Our director nominees– Mary Dillon, Richard Kovacevich, George Tamke, Sol Trujillo—complement the experience, skills and perspectives of the other individuals on our Board of Directors, each of whom brings valuable leadership and insight to matters critical to the company’s success Pershing Square's assertions that our Board lacks relevant experience in retail, credit cards and other aspects of our business are simply wrong We believe that Pershing Square’s attempt to displace our four incumbent directors would greatly diminish the strength and talent of the Board and is not in the best interest of Target shareholders

The Board is well balanced with individuals of diverse knowledge and experience relevant to our business

	Director	Experience
	**Roxanne S. Austin**	▪ President of Austin Investment Advisors since January 2004 ▪ Previously served as President and Chief Operating Officer of DirecTV ▪ Director of Abbott Laboratories, Teledyne Technologies, LM Ericsson Telephone
	**Calvin Darden**	▪ Chairman of the Atlanta Beltline, Inc. ▪ Previously served as Sr. VP of U.S. Operations of UPS from 1998-2005 ▪ Director of Cardinal Health, Coca-Cola Enterprises
	**Mary N. Dillon**	▪ **Since 2005, Global Chief Marketing Officer and Executive VP of McDonald's, the leading global foodservice retailer** ▪ **Previously served as President of Quaker Foods division of PepsiCo**
	**James A. Johnson**	▪ Vice Chairman of Perseus, a merchant banking private equity firm since 2001 ▪ Director of The Goldman Sachs Group, Forestar Real Estate Group
	**Richard M. Kovacevich**	▪ **Since 2001, Chairman of Wells Fargo, one of the largest credit and debit card issuers in the United States. Also served as CEO of Wells Fargo from 1998-2007** ▪ **Director of Cargill, Cisco Systems**
	**Mary E. Minnick**	▪ Partner of Lion Capital since 2007 ▪ Previously at Coca-Cola for 23 years, most recently EVP and President of Marketing, Strategy and Innovation ▪ Director of Heineken

	Director	Experience
	**Anne M. Mulcahy**	▪ Chairman and CEO of Xerox Corp. Has been with Xerox Corp. since 1976 ▪ Director of Citigroup, Fuji Xerox, The Washington Post Company
	**Derica W. Rice**	▪ Sr. VP and CFO of Eli Lilly since May 2006. Has been with Eli Lilly since 1990
	**Stephen W. Sanger**	▪ Served as Chairman and CEO of General Mills from 1995 to 2007. Retired as CEO of General Mills in 2007 and as Chairman in 2008. Had been with General Mills in various positions since 1974 ▪ Director of Wells Fargo, Pfizer
	**Gregg W. Steinhafel**	▪ Chairman of the Board, CEO and President of Target. Has been President since 1999, at DHC/TGT since 1979 ▪ Director of The Toro Co.
	**George W. Tamke**	▪ **Since 2000, Partner at Clayton, Dubilier & Rice with a focus on consumer and retail companies** ▪ **Director of Culligan Ltd., Hertz Global Holdings, ServiceMaster Global Holdings**
	**Solomon D. Trujillo**	▪ **CEO of Telstra Corporation since 2005, an Australian telecommunications and information services company; Retiring on June 30, 2009** ▪ **Former CEO of Orange S.A., and US West**

Note: Highlighted names represent directors up for re-election in 2009

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Our Board has diverse corporate board and operating experience, complementing our business today Large Company Board Experience Substantial Operating Responsibility Financial Leadership Retail / Marketing Experience Broad Diverse Backgrounds Executive Leadership: CEO’s, CFO’s, Head of Operations, Marketing Head, Business Unit Head, Private Equity Partner Industries: Retail, Packaged Food, Credit Cards, Real Estate, Financial Services, Healthcare, Technology

Mary N. Dillon Substantial experience in marketing, brand management, food retailing and consumer sales Executive Vice President and Global Chief Marketing Officer, McDonald's Corporation, the leading global foodservice retailer, where she has responsibility for building and maintaining the important McDonald’s brand with customers Former President of the multi-billion dollar Quaker Foods division of PepsiCo Corporation, where she had responsibility for the entire Quaker Foods business, including merchandising, pricing, product development, finance and sales performance at all grocery, club, and mass retailers in the U.S. Member of the Target Board of Directors Executive Committee, the Corporate Responsibility Committee and the Corporate Governance Committee Ms. Dillon’s fresh perspectives and broad experience make her an important contributor to the successful development and execution of Target’s food strategy and management of Target’s brand image

Richard M. Kovacevich Leader in financial services industry Chairman, and from 1998 to 2007, also CEO, of Wells Fargo Wells Fargo is the largest commercial real estate lender in the U.S., the largest commercial real estate broker in the U.S., the second largest bank by market capitalization in the U.S., and one of the largest credit card and debit card issuers in the U.S. As of the end of 2008, Wells Fargo had $23.6 billion of credit card loans outstanding In his capacity as CEO of Wells Fargo, Mr. Kovacevich also managed one of the country’s largest retail banking chains, serving customers throughout the United States with over 11,000 locations Member of the Target Board of Directors Executive Committee, Nominating Committee, Audit Committee and the Corporate Governance Committee. Mr. Kovacevich’s guidance in matters relating to the credit card business, real estate and financial markets has been of great value

George W. Tamke Seasoned operator of multinational businesses including retail, customer service and other industries, with particular expertise in driving organizational efficiency In his capacity as Partner at Clayton, Dubilier & Rice, Inc., a private equity investment firm, Mr. Tamke serves as a director of portfolio companies with world class brands and millions of customers: Chairman of Culligan Ltd., Lead Director of Hertz Global Holdings, Inc. and Chairman of ServiceMaster Global Holdings, Inc. Formerly served as Vice Chairman and co-CEO of Emerson Electric and as interim CEO of Kinko’s, Inc. Member of the Target Board of Directors Executive Committee, the Nominating Committee, the Audit Committee, the Finance Committee and the Corporate Governance Committee Mr. Tamke’s expertise in driving lean organizations has contributed to Target’s track record of efficiency and profitable growth

Solomon D. Trujillo Leader of international technology and telecommunications companies Chief Executive Officer of Telstra Corp. Ltd., Australia's leading telecommunications and information services company which operates hundreds of retail locations and the world’s largest and fastest national mobile broadband network Formerly Chief Executive Officer of Orange S.A., a European telecommunications company which serves millions of customers and operates thousands of retail locations in 20 countries Also served as Chief Executive Officer of US West, providing service to over 25 million customers, until its sale to Qwest in 1999 Member of the Target Board of Directors Executive Committee, the Compensation Committee and the Corporate Governance Committee. Also, the Chairman of the Corporate Responsibility Committee Mr. Trujillo’s expertise in technology and international business has been critical in guiding Target’s $500 million annual investment in technology and providing global perspective to Target, the third largest importer in the United States with 30 global sourcing offices

Pershing Square’s Proxy Fight

Until the proxy fight, Pershing Square has consistently supported Target’s management, Board and strategy “The principal reason when I bought Target, in addition to the fact that it’s a great business and has got a great management team and it’s very strong position as the best general discount merchandiser. That’s a great place, even in a difficult economic environment.” – CNBC interview, October 30th, 2008 “We view Target’s management as the best in the Retail Industry.” – Pershing Square REIT presentation, October 29th, 2008 “Over the last six months, we have established a strong relationship with Target senior management. While we knew management only by its public reputation before acquiring our position, we can confirm that management’s strong reputation is well deserved. Our working relationship with the company has been extremely constructive and we expect it to continue to be so. The top executives of the company own hundreds of millions of dollars of equity in the company and accordingly have appropriate incentives to create shareholder value.” – Letter to Pershing IV investors, December 27th, 2007 Note: Permission to use quotes was neither sought nor granted.

We conducted a comprehensive evaluation of Pershing Square’s Credit Card proposal We announced a review of this proposal following our September 2007 Board meeting Engaged Goldman Sachs and First Annapolis Approached market with RFP process Review took longer than expected Rapidly deteriorating markets in late 2007 and early 2008 drove sharp increases in potential partners’ funding costs Economics to Target suggested by Pershing Square not attainable then or now Successfully closed $3.6 billion transaction with JPMorgan Chase in May 2008 Terrific strategic partner Achieved meaningful transfer of risk Transaction economics driven by market conditions Transaction size (47%) driven by Target’s preferred structure

We conducted a comprehensive evaluation of Pershing Square’s REIT proposal We met with Bill Ackman numerous times reviewing multiple iterations of his REIT proposal Our evaluation of Pershing’s various REIT proposals incorporated judgments from capital markets and structured finance products experts We gauged interest from potential REIT, TIPs and hedge fund investors through direct conversations regarding the REIT proposals We collected observations regarding the proposals from shareholders, research analysts and other third party sources We discussed the potential credit ratings impact to Target directly with S&P, Moody’s and Fitch

"Target's thoughtful and constructive approach with shareholders has been instrumental to Pershing Square's work in developing its potential transaction." Pershing Square public statement, 28-October-2008 Target management meets with Mr. Ackman to listen to his presentation of his initial TIP REIT proposal 05/01/2008 Target Board meets and reviews progress on receivables ownership Target issues press release stating it is currently in negotiations to sell interest in approximately half of its receivables 03/12/2008 Target Board meets and reviews progress on receivables ownership 01/09/2008 Target issues press release stating it continues to review alternative ownership structure for receivables 12/19/2007 Bill Ackman shares with Doug Scovanner (1) he has a real estate idea he wants to share; and (2) he continues to believe that Target should proceed with some sort of transaction involving Target’s credit cards receivables 12/2007 Bill Ackman informs Target management that he wants to share ideas for Target that he believes creates value 07/2007 Gregg Steinhafel and Doug Scovanner meet with Pershing Square to review Ackman’s proposals to sell credit cards and undergo a leveraged recapitalization 08/02/2007 Bill Ackman expresses gratitude to Doug Scovanner for the August 2 meeting and inquires on the timeline for Target’s response 08/2007 Target Board meets and approves initiation of review of receivables ownership and capital structure review Target issues press release announcing its review and expectation that it will be completed by the end of the year 09/12/2007 Target, with assistance from Goldman Sachs, reviews ownership alternatives for credit card receivables. Target meets with all three rating agencies to discuss implications of capital structure scenarios on credit ratings 10/2007 and following months Target Board approves share buyback program of up to $10 billion Target issues press release that announces share repurchase program and provides an update on credit card receivables review 11/2007 Event Date We have spent considerable time and resources with Pershing Square assessing a number of different proposals Note: Permission to use quotes was neither sought nor granted.

We have spent considerable time and resources with Pershing Square assessing a number of different proposals (continued)

"Pershing has been in discussion with Target since May 2008 about a potential real estate transaction. We appreciate Target's candid feedback and respect the Company's concerns."

Pershing Square TIP REIT presentation, 11-November-2008

Date	Event
05/05/2008	▪ Target Board meets and approves transaction with JP Morgan Chase to sell undivided 47% interest in credit card receivables for $3.6bn in cash ▪ Target issues press release announcing deal with JP Morgan Chase ▪ Bill Ackman commends Doug Scovanner upon announcement on Target's decision to enter into credit card transaction
06/11/2008	▪ Target management and Goldman Sachs review the real estate proposal with the Board
07/18/2008	▪ Bill Ackman and representatives of Pershing Square's financial advisor present modified TIP REIT proposal to Target and Goldman Sachs
09/2008	▪ Target management conducts detailed review of proposal with rating agencies (over several days)
09/10/2008	▪ Target Board meets and reviews status of discussions with Pershing on TIP REIT and discusses significant concern. Members of Target's management describe to Mr. Ackman these concerns
10/28/2008	▪ Pershing Square issues press release announcing next day's public presentation of TIP REIT proposal and notes "Target's thoughtful and constructive approach with shareholders"
10/29/2008	▪ Bill Ackman goes public with a further modified TIP REIT proposal ▪ Target issues press release outlining concerns with real estate proposal
11/11/2008	▪ Bill Ackman meets with a subset of Target's Board including Anne Mulcahy, George Tamke and Roxanne Austin and presents a further revised TIP REIT proposal
11/12/2008	▪ Target Board meets and reviews the latest TIP REIT proposal
11/19/2008	▪ Bill Ackman presents latest TIP REIT proposal to the public

Note: Permission to use quotes was neither sought nor granted.

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We have spent considerable time and resources with Pershing Square assessing a number of different proposals (continued)

"What becomes abundantly clear is that management has devoted a significant amount of time to this ordeal even before Pershing Square's move to turn hostile..." *- Credit Suisse, 09-April-2009*

Date	Event
11/21/2008	▪ Target Board meets, reviews TIP REIT proposal, and publicly announces decision to not pursue proposal ▪ Doug Scovanner phones Mr. Ackman to discuss the Target Board's conclusion to which Mr. Ackman expresses "significant displeasure" with the Target Board's decision
11/24/2008	▪ Pershing Square issues a press release stating "We respectfully disagree with the company's and its advisors' present conclusion…[and] we intend to pursue the matter in the new year."
01/2009	▪ Bill Ackman requests a meeting with Target and Goldman Sachs to review analysis and a separate meeting with Gregg Steinhafel
02/03/2009	▪ Bill Ackman and a board candidate meet with Target management in Minneapolis to discuss the TIP REIT proposal and joining the Target Board ▪ Mr. Ackman states that he believes he needs to become an insider to be able to effectively express his point of view
02/12/2009	▪ Target, Goldman Sachs and Pershing Square meet in New York to discuss TIP REIT proposal
03/03/2009	▪ Bill Ackman and Matt Paull, (as potential director candidates), interview with two members of the Nominating Committee
03/06/2009	▪ Pershing Square notifies Target of two possible alternative candidates
03/10/2009	▪ The Nominating Committee meets to consider Mr. Ackman and the other individuals proposed by Pershing Square as candidates for the Target Board ▪ After consideration of their qualifications and additional discussion, the Nominating Committee determines to recommend to Target's board that the four incumbent directors be nominated for reelection
03/11/2009	▪ After review and discussion, Target's board accepts the recommendations of the Nominating Committee
03/12/2009	▪ Mr. Sanger informs Mr. Ackman of these determinations

Note: Permission to use quotes was neither sought nor granted.

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We ultimately concluded Pershing’s REIT proposals were not in the best interests of our shareholders due to a number of concerns Pershing assumes debt pay-down using proceeds from an IPO of the REIT entity that would be the largest REIT IPO ever. However, these proceeds would still be well short of the amount needed to address concerns about the leverage burden on remaining retail assets Feedback from the investor community demonstrated limited interest in REIT vehicle Pershing’s assertion of value creation is unsubstantiated and based on significant P/E multiple expansion and long-term tax assumptions We believe the proposed transaction is similar to a leveraged recapitalization and that now is not the right time to pursue it. We believe that it would threaten our credit rating, financial flexibility and access to capital Pershing Square’s proposal would encumber Target with $1.4b of annual lease expenses for 75 years increasing at the rate of inflation Pershing’s real estate proposal contemplates $1.4 billion of annual added costs to Target...without assuring any value creation

Most research analysts reacted unfavorably towards the proposal when it became public

- The estimates and assumptions that Pershing uses to make its case seem well thought out, but we think that **each variable has a wide range of possible outcomes and with assumptions built on assumptions**, Target management and **investors may find it difficult to get comfortable with the conclusions**
  – Jefferies & Company, 30-October-2008[1]

- "There's no upside for Target in leasing their real estate. **This is a way for a current set of shareholders to transfer wealth from future shareholders, to the long-term detriment of the corporation**. The only reason Ackman wants to do this is to have a special dividend declared"
  – McComb Group, 29-October-2008[1]

- **"(Pershing) is underestimating the importance of maintaining credit ratings in this environment** and how difficult and long it may be to restore them. Once they go down, it's very difficult to get the rating agencies to move them up again."
  – BMO Capital Markets, 10-November-2008[1]

- **"Pricing the properties and REIT shares would be tough right now with retail sales in a tailspin, real estate values declining and REIT stock prices sliding.** In addition, there is a good chance that Target's credit would be downgraded following such a spinoff, which would further hurt the REIT's valuation."
  – Cohen & Steers, 10-November-2008[1]

- "**Target can't afford to be distracted from its retail business**. As the economy posts record-low consumer confidence, employment continues to decelerate and comp sales slow, Target needs to stay focused."
  – Piper Jaffray, 10-November-2008[1]

Note: Permission to use quotes was neither sought nor granted.
1 Date refers to date of article containing quote.

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Following the rejection of his REIT proposal, Bill Ackman took a series of steps to advance his agenda Proposed nominating himself and Matt Paull well after the deadline for nominations However, members of the Nominating Committee interviewed and considered both candidates Pershing Square subsequently acknowledged that Mr. Paull had an anti-trust conflict because he was a director of Best Buy, a major competitor in the consumer electronics business Pershing Square withdrew Matt Paull from nomination, then informally proposed Ron Marshall, CEO of Borders Books, who also had an anti-trust conflict, and subsequently proposed two other candidates, who are now part of Pershing Square's slate The final two Pershing Square nominees, Jim Donald and Ron Gilson, were never mentioned to the Nominating Committee or Target Board before Pershing Square launched its proxy contest Jim Donald has an anti-trust conflict due to his role on the Rite Aid Board; He has indicated he will abandon his position on that Board if elected to the Target Board Target has a long-standing commitment to shareholder engagement Target has been fully engaged with, and responsive to, Pershing Square for 21 months Despite being well beyond this year’s deadline for submission of Board nominees, Target’s Nominating Committee gave full consideration to Pershing Square’s candidates Sought Board Representation Target’s Response

Following the rejection of his REIT proposal, Bill Ackman took a series of steps to advance his agenda Raised issue about board size (13 vs. 12) and suggested arbitration to resolve the issue Suggested use of a Universal Proxy Card on the day of our definitive proxy filing, despite the impracticality of implementation due to lack of a viable automated tabulation system Made Technical Arguments Contributing to Shareholder Confusion Target’s Response Target has a long-standing commitment to strong corporate governance Despite our firm belief that Target’s Board size is 12 members, Target has elected to allow shareholders to vote to determine the size Adopting a universal proxy card cannot be implemented in any reliable fashion in the time frame of this proxy contest, especially since the suggestion was made by Pershing Square well after launching their proxy contest and on the same day Target filed its definitive proxy materials In 2004, Richard Daly, CEO of Broadridge, testified to the SEC that it would be a six-to seven month effort to convert their systems to accommodate this change We believe our shareholders are not confused by the current system

Of Pershing Square’s reported 7.8% beneficial ownership, only 3.3% is in Target Stock and 4.5% is in options1 The vast majority of these options expire in 21 months and are economically capped at $65 per share at maturity We believe the short-dated nature of these options highly incentivizes Pershing Square to pursue risky strategies notwithstanding potential long-term cost Pershing Square has experienced extraordinarily poor fund performance (investors in Pershing Square IV, the fund invested solely in Target securities, had lost approximately 90% of their money as of 31-January-20092) given the leveraged nature of its economic exposure to Target We believe that Pershing Square has faced significant pressure from investors with respect to its Target position We believe Pershing Square’s incentives are structurally different from the interests of our long-term shareholders 1 Pershing Square Definitive Proxy Statement filed May 1, 2009. 2 Has recovered to a limited extent since 31-January-2009 along with the appreciation of Target’s stock price We believe that these pressures may be driving Pershing Square to gain Board seats to aggressively advance the REIT and other risky ideas

Bill Ackman has been inconsistent on key positions about Target since the start of the proxy fight Appearing to publicly abandon his real estate proposal, he said: “I think at this point, I would say we’re not pushing a real estate transaction.” – Bloomberg TV interview, March 16th, 2009 “...Pershing Square’s conviction regarding the benefits of implementing a REIT transaction at Target remains strong...” – Credit Suisse research report, April 22nd, 2009 Since May 2008, Bill Ackman has publicly and aggressively pushed for his REIT proposal At a meeting with Target in February 2009, Bill Ackman pressed Target to implement his real estate proposal stating that he believed he needed to join Target’s Board to be able to effectively express his point of view Target’s Real Estate Target’s Board, Management and Its Performance Credit Card Transaction In his recently filed proxy materials, Bill Ackman publicly criticizes Target’s Board and management Bill Ackman said, “...this is a company we have a very high regard for. This is a management team we have a high regard for. [Target has] individuals on the Board that are outstanding executives in their particular area.” – Bloomberg TV interview, March 16th, 2009 In his proxy materials, Bill Ackman criticizes Target’s May 2008 sale of a 47% interest in its credit card receivables to JP Morgan Chase for $3.6 billion Bill Ackman contacted Target and expressed his approval and enthusiasm for the transaction after announcement After Before What is Pershing Square’s True Agenda? Note: Permission to use quotes was neither sought nor granted.

Research Analysts “DON’T GO FOR THE GOLD PROXY, WE SIDE WITH MANAGEMENT The success of Mr. Ackman’s TIP REIT proposal is based in large part on the valuation that TIP REIT would get in the market, which is highly uncertain given... the fact that TIP REIT would only have one lessee. We believe that Target’s credit profile would deteriorate post-transaction... we anticipate a multi-notch downgrade (probably into the ‘BBB’ category) in the event that management was to effect the transaction proposed by Pershing.” - Deutsche Bank, 08-April-2009 “Ackman's proxy fight is an unfortunate distraction. We continue to believe the plan outlined in October, 2008 looks more like a "2006" financial engineering and tax shield strategy than long term value creation. With governments looking for revenue from all sources, we don't see this as a good risk/reward proposal. REIT valuations have also compressed significantly.” - Morgan Stanley, 23-March-2009 “Pershing Square’s decision to nominate five candidates for TGT’s Board of Directors has been an unfortunate distraction.” - Citigroup, 08-April-2009 Rating Agencies “We also believe the use of corporate resources to meet this challenge constitutes a distraction for management and Board. We will continue to closely monitor developments in light of the more aggressive financial policy that would likely follow success of the Pershing Square initiative.” - S&P, 23-March-2009 Many third party observers find this proxy contest an unfortunate distraction to the Board and management and a potential area of concern Note: Permission to use quotes was neither sought nor granted.

Concluding Remarks

We believe Pershing Square’s candidates would not be in the best interests of Target shareholders Target is recognized as a best-in-class retailer with a longstanding record of delivering superior shareholder value and has a clear strategy that will continue to create value Target’s diverse and independent Board is recognized as a first-class steward of shareholder value and the leader of an outstanding corporate citizen Despite Bill Ackman’s public disclaimers, we believe Pershing Square’s primary motive for its proxy fight is predicated on advancing a short-term, risky agenda (like the REIT Proposal) that would not benefit the company’s shareholders We believe Pershing Square’s interests are not aligned with long-term shareholders given the short term orientation of the majority of its beneficial ownership position We believe Pershing Square’s misguided attempt to displace the four talented directors from the Target Board who are up for election is not in the best interest of Target shareholders We Are Here to Ask for Your Support for Our Slate of Nominees for Target’s Board

Appendix A: Further Background on Our Board of Directors

Independent director biographies



Roxanne S. Austin

Key Perspectives: Financial Management, Accounting, Risk Management

Organization	Industry	Latest Position	Duration (years)
Austin Investment Advisors	Private Investment Consulting	President	6 (current)
DIRECTV, Inc.	Telecommunications	COO	2
Hughes Electronics	Aerospace and Defense	CFO	5
Deloitte & Touche	M&A	Partner	11
Board Experience			
LM Ericsson Telephone	Telecommunications		1 (current)
Teledyn Technologies	Technology		3 (current)
Abbott Laboratories	Health Care		9 (current)



Calvin Darden

Key Perspectives: Operations and Logistics, Brand Management, Customer Service

Organization	Industry	Latest Position	Duration (years)
Atlanta Beltline	Transportation	Chairman	3 (current)
United Parcel Service	Air Freight & Courier Services	SVP, Operations	34
Board Experience			
Cardinal Health Corp.	Health Care		5 (current)
Coca-Cola Enterprises	Consumer Products		6 (current)

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Independent director biographies



Mary N. Dillon

Key Perspectives: Retail, Marketing, Brand Management, Food Industry

Organization	Industry	Latest Position	Duration (years)
McDonald's	Services / Restaurants	Chief Marketing Officer	4 (current)
PepsiCo	Processed / Packaged Foods	President of Quaker Foods Divison	5
Gardenburger Inc.	Processed / Packaged Foods	Sr. VP of Marketing	4

Board Experience

Various Non-Profit Boards



James A. Johnson

Key Perspectives: Public Policy, Financial Management, Real Estate

Organization	Industry	Latest Position	Duration (years)
Perseus LLC	Private Investment	Vice Chairman	8 (current)
Johnson Capital	Consulting, Finance	CEO	1
Fannie Mae	Thrifts & Mortgage Finance	CEO	9
Lehman Brothers	Finance	Managing Director	5

Board Experience

Forestar Real Estate Group	Real Estate	2 (current)
Goldman Sachs	Finance	10 (current)
United Health	Health Care	16
KB Home	Real Estate	17
Temple-Inland	Packaging & Building	8
Gannet Co.	Publishing	5
Cummins Engine Company	Engine Manufacturers	4

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Independent director biographies



Richard M. Kovacevich

Key Perspectives: Financial Management, Credit Cards, Brand Management, Real Estate

Organization	Industry	Latest Position	Duration (years)
Wells Fargo & Co	Banking	Chairman	10 (current)
Norwest Corp	Banking	Chairman & CEO	12
Citicorp	Banking	Executive of Policy Committee	10

Board Experience

Cisco Systems	Technology	4 (current)
Cargill, Inc.	Agriculture	10
Northern States Power	Electric Utility	9
PetSmart	Retail	3
ReliaStar Financial	Financial	11



Mary E. Minnick

Key Perspectives: Food, Marketing, Brand Management

Organization	Industry	Latest Position	Duration (years)
Lion Capital LLP	Finance	Partner	2 (current)
Coca-Cola Co.	Consumer Goods – Beverage	Executive VP of Marketing, Strategy and Innovation	18

Board Experience

Heineken NV	Consumer Goods – Beverage	1 (current)

45

4 (current) Computer Hardware Fuji Xerox 2 (current) Publishing Washington Post 5 (current) Finance / Banking Citigroup Inc. Chairman & CEO Latest Position Thrifts & Mortgage Finance Computer Hardware Industry Fannie Mae Board Experience Xerox Corp Organization 5 7 (current) Duration (years) Anne M. Mulcahy Derica W. Rice Various Non-Profit Boards CFO & Sr. Vice President Latest Position Pharmaceuticals Industry Board Experience Eli Lilly & Co. Organization 14 (current) Duration (years) Key Perspectives: Brand Management, Operations, Financial Management, Technology Key Perspectives: Financial Management, Accounting, Risk Management, Health Care Independent director biographies

11 Industrial Machinery Donaldson Company 1 (current) Pharmaceuticals Pfizer 6 (current) Finance / Banking Wells Fargo & Co Sales CEO Latest Position Consumer Goods – Personal Products Consumer Goods – Processed & Packaged Foods Industry Board Experience Procter & Gamble General Mills Organization 3 35 Duration (years) Stephen W. Sanger Key Perspectives: Marketing, Brand Management, Food Industry George W. Tamke Key Perspectives: Financial Management, Retail, Operations 4 Telecommunications ICO Global Communications (Holdings) Ltd. 3 Office Service & Supplies Kinkos, Inc. 3 Manufacturing Conglomerate Emerson Electric 5 (current) Household Appliances Culligan International 4 (current) Car Rental Hertz 2 (current) Service Servicemaster Board Experience 10 President & Co-CEO Manufacturing Conglomerate Emerson Electric 9 (current) Partner Private Equity Clayton, Dubilier & Rice Duration (years) Latest Position Industry Organization Independent director biographies

Solomon Trujillo 3 Finance / Banking Bank of America Corp 2 Technology Comstellar Technologies 5 Processed / Packaged Foods PespiCo NA Telecommunications GSM Association 1 Data Processing Electronic Data Systems 4 Publishing Gannett Co 25 CEO Telecommunications US West Inc. 3 CEO Telecommunications Graviton Inc. 1 CEO Telecommunications Orange S.A. CEO Latest Position Telecommunications Industry Board Experience Telstra Corp Organization 4 (current) Duration (years) Key Perspectives: Information services, International, Technology, Real Estate Independent director biographies

Appendix B: Target’s Unique Positioning and Value Proposition

Delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise Enhanced food assortment and execution - Fresh food pilot Integration of health, wellness and Rx to drive traffic and sales Continuous pipeline of emerging designers as well as ongoing commitment to signature national brands and timely seasonal events to deliver newness and excitement Greater emphasis on price and value in weekly circular In-store signage that conveys surprising price and quality More direct and emotional approach to broadcast marketing Ongoing commitment to maintaining our competitive pricing position vs. Wal*Mart Price-match test in Denver and Orlando Emphasis on the value of credit card rewards programs Target.com / multi-channel integration Growth Drivers

Delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise Building fewer, bigger owned brands Integrated product design, development and global sourcing infrastructure Reduction of raw materials costs Store and merchandise segmentation Elimination of least productive items across assortments Superior financial results through strategic partnerships, pricing and negotiations Intense devotion to expense accountability and operational discipline Gross Margin & Profitability

Delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise Uphold and strengthen culture of focused expense management and efficiency Improve operational productivity without compromising guest experience Deploy capital efficiently to drive returns Ensure liquidity and access to capital Maintain strong investment grade credit ratings Expense, Productivity & Capital

Delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise Store services such as Food Avenue, Pharmacy and Optical Balanced assortment that delivers value Compelling presentations In-stock excellence Outstanding guest service Store design and format evolution Unwavering brand standards Superior Experience

Delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise Fast, fun and friendly team culture Commitment to leadership excellence and enterprise talent Goals & objectives alignment Performance-based reward Enterprise-shaping technology Organizational Effectiveness

Delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise Tradition of extensive community involvement and civic engagement Legacy of strong corporate governance and ethical business conduct Commitment to creating value for guests, team members, shareholders and communities Guided by longstanding corporate values and inherent sense of corporate responsibility Reputation Management

56 Store experience

57 Health & beauty and Household essentials

58 Grocery

59 Entertainment

60 Home

61 Apparel and accessories

62 Unique content

63 Value driven

64 Guest focused

65 Community minded